Exhibit 16.1

August 9, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Intelsat Ltd.’s Form 8-K dated August 9, 2006 and have the following comments:

We agree with the last sentence of the first paragraph and have no basis to agree or disagree with the remainder of the first paragraph.

We agree with the statements made in the second paragraph that our reports on the consolidated financial statements of Intelsat Holding Corporation and Intelsat Corporation (formerly “PanAmSat Holding Corporation and PanAmSat Corporation”) as of and for the years ended December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles and (2) during the fiscal years ended December 31, 2005 and 2004 and through August 3, 2006, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused us to make reference thereto in our reports on the financial statements for such years. We have no basis on which to agree or disagree with the statements made in the second paragraph that none of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K have occurred during the fiscal years ended December 31, 2005 and 2004 and through August 3, 2006.

We agree with the statements made in the third paragraph, and we have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP